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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors and Shareholders
Matria Healthcare, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72516, 333-72512, 333-69347, 333-42856, 333-02283, 333-01883 and 333-01539)
on Form S-8 of Matria Healthcare, Inc. of our report dated February 15, 2002, relating to the consolidated balance sheets of Matria Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, common shareholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the 2001 Annual Report on Form 10-K of Matria Healthcare, Inc.


                                                                  KPMG LLP

Atlanta, Georgia
March 28, 2002